INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Mitek Systems, Inc. on Form S-8 of our report dated November 1, 1996, appearing in the Annual Report on Form 10-K of Mitek Systems, Inc. for the year ended September 30, 1996 and to the reference to us under the headings "Experts" in the Prospectus, which is part of this Registration Statement.



San Diego, California
March 3, 1997